EX 99.28(d)(44)

Amendment to
Investment Sub-Advisory Agreement between Curian Capital, LLC,
Van Eck Associates Corporation, and Curian Variable Series Trust

This Amendment is made by and among Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Van Eck Associates Corporation, a Delaware corporation registered as an investment adviser with the Securities and Exchange Commission (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, Sub-Adviser, and Trust entered into an Investment Sub-Advisory Agreement dated as of July 5, 2012, effective September 10, 2012 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (“the “Funds”).

Whereas, pursuant to the Agreement, the parties have agreed to amend Section 8, entitled “Compensation,” of the Agreement to correct language which outlines the party responsible for paying the sub-advisory fees to the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The first Paragraph of Section 8 only is deleted, and replaced with the following:

8.
Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

In Witness Whereof, the Adviser, Sub-Adviser and Trust have caused this Amendment to be executed as of February 28, 2013, effective as of February 5, 2013.

Curian Capital, LLC		Van Eck Associates Corporation

By:	/s/ Michael A. Bell	By:	/s/ Joseph J. McBrien
Name:	Michael A. Bell	Name:	Joseph J. McBrien
Title:	President and Chief Executive Officer	Title:	Senior Vice President and General Counsel

Curian Variable Series Trust

By:	/s/ Emily J. Eibergen
Name:	Emily J. Eibergen
Title:	Assistant Secretary